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                                                                    EXHIBIT 10.5
July 23, 2003



Robert L. Edwards
4904 Rolling Green Parkway
Edina, MN  55436

Dear Robert,

On behalf of Paul Tufano, Maxtor Corporation is pleased to offer you the regular full-time position of Chief Financial Officer. Your monthly salary will be $37,500.00. In addition, Maxtor will give you a $250,000.00 Recruitment Bonus, less applicable taxes, to be paid within 30 days of your start date. You will participate in the 2003 Incentive Plan with an anticipated participation level of 60% of your base salary, subject to the terms and conditions of the Plan. For the 2003 Incentive Plan, Maxtor will guarantee your target bonus on a prorated basis.

In addition, we will recommend to the Board of Directors that you be granted an option to purchase 250,000 shares and 40,000 Restricted Stock Units of Maxtor Corporation Common Stock. This recommendation will be reviewed and voted upon by the Board of Directors at an upcoming meeting after you join the Company. Your eligibility to purchase shares of the Company will be governed by Maxtor's Stock Option Plan. You will receive more information about the exercise price, vesting schedule, and other details of both programs after the approval.

Maxtor provides its employees with competitive benefits, including medical, dental, life and long-term disability insurance coverage, a 401(k) plan with company matching, a stock purchase plan, four weeks paid personal time-off and ten paid holidays annually. In addition, as an executive, you will be eligible for an annual executive health physical exam, car allowance of $700.00 a month, participation in a deferred compensation plan and you will be provided with an allowance up to $5,000.00 per year to reimburse you for personal financial, tax or legal consulting services.

Furthermore, as we have discussed, you will be provided relocation benefits under the Company's Relocation Policy.

I have enclosed a copy of the Maxtor Employee Agreement Regarding
Confidentiality and Inventions for your review. Your employment will be conditional upon your completing and signing this document during your new employee orientation process.

This offer of employment is contingent upon your agreeing to, and passing, a drug screening analysis. It is essential that you take care of this drug analysis requirement within 48 hours of your acceptance of this offer, as we must have the results prior to you commencing employment with Maxtor. Please contact Quest Diagnostics according to the sheet enclosed to complete your screening prior to your orientation date. If you should have any questions, please call Margie Navalta in the Human Resources department (408) 894-6002.

Job responsibilities, compensation, and other conditions of your employment with Maxtor may be subject to change without notice at any time based on the Company's operating conditions. This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

Robert, we look forward to having you as a member of Maxtor's team and are confident that you will make significant contributions to the Company's success. If you accept our offer, please sign the response portion of this letter (as well as the attachments) and return them to the Human Resources Department by THURSDAY, JULY 30, 2003.
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PLEASE PLAN ON ATTENDING NEW EMPLOYEE ORIENTATION AT 500 MCCARTHY BLVD., IN
BLDG. 2 LOBBY AT 9:30 A.M. ON THE MONDAY YOU BEGIN EMPLOYMENT. IN COMPLIANCE WITH FEDERAL IMMIGRATION LAW, YOU WILL BE REQUIRED TO PROVIDE DOCUMENTARY EVIDENCE OF YOUR IDENTITY AND ELIGIBILITY FOR EMPLOYMENT IN THE UNITED STATES. AN I-9 (WORK ELIGIBILITY) FORM HAS BEEN INCLUDED FOR YOUR REFERENCE. PLEASE REVIEW THIS DOCUMENT AND BRING THE APPROPRIATE IDENTIFICATION WITH YOU TO ORIENTATION. SUCH DOCUMENTATION MUST BE PROVIDED WITHIN THREE (3) BUSINESS DAYS OF YOUR DATE OF HIRE.

Sincerely,




Philip Duncan
EVP of Human Resources/Real Estate

Accepted:_____________________________________ Date: ________________

I hereby accept the foregoing offer of employment, commencing _____________. I understand that my employment is at-will, that I am free to resign, and that Maxtor is free to terminate my employment, at any time, for any reason or for no reason. I acknowledge that no promises whatsoever have been made to me concerning any term, condition or aspect of my employment with Maxtor, except as specifically set forth in this letter.
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                           RECRUITMENT BONUS AGREEMENT

In accepting a recruitment bonus of $250,000.00, I acknowledge that this amount will be subject to all applicable payroll taxes. I further understand and agree that if I voluntarily terminate my employment with Maxtor Corporation, prior to the completion of three (3) years of employment, I will repay the net amount of the bonus I received. Should I voluntarily terminate my employment within this three-year period, I hereby authorize Maxtor to deduct the amount of this bonus from my final paycheck and I agree to pay any amount not covered by the final paycheck within thirty; (30) days of my termination date.

I understand and agree that this Recruitment Bonus does not alter the status of my "at will" employment relationship with Maxtor.

            Signed:           _____________________________

            Date Signed:      _____________________________

            Hire Date:        _____________________________
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                              RELOCATION AGREEMENT

I acknowledge that I have been offered relocation benefits by Maxtor Corporation as a part of my total employment offer package. I understand that my relocation benefits extend only to expenses authorized directly by a representative of the Human Resources Department or, indirectly in accordance with the Maxtor Relocation Policy.

If my relocation involves real estate transactions, I am aware that these transactions must be coordinated by Maxtor's relocation consultants (Plus Relocation) and that I will be contacted by a representative of this group after I have accepted Maxtor's offer or before, if appropriate. I agree not to enter into any agreements with other parties without the express approval of a representative of Maxtor's Human Resources Department.

I further understand that all amounts paid to me by Maxtor (or to a third party on my behalf) may be considered income by the IRS and, when appropriate, will be reflected on my W-2 Form.

Finally, I agree that if I voluntarily terminate my employment with Maxtor before two (2) years of employment, I will reimburse the Company for my total relocation expenses. I authorize Maxtor to deduct this amount from my final paycheck and I agree to repay any amount not covered by my final check within thirty (30) days of my termination date.

            Signed:          ____________________________

            Date Signed:     ____________________________

            Date of Hire:    ____________________________